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FORM 3                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                 OMB APPROVAL
------                                WASHINGTON, D.C. 20549                                        -------------------------------
                                                                                                     OMB Number          3235-0104
                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                        Expires:    December 31, 2001
                                                                                                     Estimated average burden
              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,                hours per response........0.5
                   Section 17(a) of the Public Utility Holding Company Act of 1935                  -------------------------------
                      or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting Person*  2. Date of Event          4. Issuer Name AND Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)          COORSTEK, INC. (CRTK)
         KEYSTONE HOLDINGS LLC               03/12/03
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   (Last)      (First)       (Middle)     3. IRS Identification     5. Relationship of Reporting   6. If Amendment, Date of
                                             Number of Reporting       Person(s) to Issuer            Original (Month/Day/Year)
                                             Person, if an entity      (Check all applicable)
                                             (Voluntary)                  Director    X 10% Owner      01/07/03
                                                                       ---           ---
           MAIL STOP VR 900                                                Officer       Other
------------------------------------------                             --- (give     --- (specify  ---------------------------------
               (Street)                                                     title)        below)   7. Individual or Joint/Group
                                                                            below)                    Filing (Check Applicable Line)
                                                                                                         Form filed by One Reporting
                                                                                                      ---Person
                                                                       --------------------------      X Form filed by More than One
   GOLDEN       COLORADO        80401                                                                 ---Reporting Person
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   (City)       (State)         (Zip)            TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                      2. Amount of Securities         3. Ownership             4. Nature of Indirect Beneficial
   (Instr. 3)                                Beneficially Owned              Form:  Direct            Ownership (Instr. 5)
                                             (Instr. 4)                      (D) or Indirect
                                                                             (I)  (Instr. 5)
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COMMON STOCK                                 3,096,976(1)(2)                      D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                  Potential persons who are to respond to the collection of information contained in this form are not        (Over)
                  required to respond unless the form displays a currently valid OMB control number.                 SEC 1473 (3-99)


FORM 3 (continued)
          TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date Exercisable    3. Title and Amount of    4. Conversion   5. Ownership     6. Nature of
   (Instr. 4)                        and Expiration Date    Securities Underlying     or Exercise     Form of          Indirect
                                     (Month/Day/Year)       Derivative Security       Price of        Derivative       Beneficial
                                                            (Instr. 4)                Derivative      Security:        Ownership
                                  -------------------------------------------------   Security        Direct (D)       (Instr. 5)
                                  Date Exer-     Expira-                  Amount or                   or
                                  cisable        tion          Title      Number of                   Indirect (I)
                                                 Date                     Shares                      (Instr. 5)
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Explanation of Responses:
(1)  William K. Coors is a filing person solely by virtue of being a manager of Keystone Holdings LLC.
(2)  Amendment consists of reduction by (a) 19 shares of common stock with respect to which the contribution was ineffective,
     (b) 784 shares of common stock with respect to which the contribution was ineffective, and (c) 7,500 shares of common stock with respect to which the contribution was ineffective.



                                                                            KEYSTONE HOLDINGS LLC


                                                                            /s/ JENNINGS J. NEWCOM                        03/12/03
** Intentional misstatements or omissions of facts                         ------------------------------------         -----------
   constitute Federal Criminal Violations.                                  BY: JENNINGS J. NEWCOM, ATTORNEY-IN-FACT        Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB Number.                                Page 2 of 3


                           JOINT FILER INFORMATION


Name:     William K. Coors

Address:  Mail Stop VR 900
          Golden, Colorado  80401

Designated Filer:   Keystone Holdings LLC

Issuer Ticker Symbol:   CoorsTek, Inc. (CRTK)

Date of Event Requiring Statement:     03/12/03

If Amendment, date of original:  01/07/03



Signature:/s/ JENNINGS J. NEWCOM
          --------------------------------------
          Jennings J. Newcom
          Attorney-in-fact



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